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             [Letterhead of Lewis, Rice & Fingersh]



                       February 28, 1997



1st Source Corporation
100 North Michigan Street
P.O. Box 1602
South Bend, IN  46601

          RE:  1ST SOURCE CAPITAL TRUST I AND II

Ladies and Gentlemen:

     We have acted as tax counsel to 1st Source Corporation, an Indiana corporation (the "Company"), 1st Source Capital Trust I, a statutory business trust created under the laws of Delaware ("1st Capital I"), and to 1st Source Capital Trust II, a statutory business trust created under the laws of Delaware ("1st Capital II"), (1st Capital I and 1st Capital II collectively referred as "1st Capital"), in connection with the following:

     1. The proposed issuance by 1st Capital I of (i) fixed rate preferred securities (the "Fixed Rate Preferred Securities") pursuant to the terms of the 1st Source Capital Trust I Amended and Restated Trust Agreement between the Company and State Street Bank and Trust Company, as trustee (the "Fixed Rate Trust Agreement"), to be offered in an underwritten public offering, (ii) fixed rate subordinated debentures (the "Fixed Rate Debentures") of the Company pursuant to the terms of an indenture from the Company to State Street Bank and Trust Company, as trustee (the "Fixed Rate Indenture"), to be sold by the Company to 1st Capital I, and (iii) the Preferred Securities Guarantee Agreement of the Company with respect to the Fixed Rate Preferred Securities (the "Fixed Rate Guarantee") between the Company and State Street Bank and Trust Company, as trustee.

     2. The proposed issuance by 1st Capital II of (i) floating rate preferred securities (the "Floating Rate Preferred Securities") pursuant to the terms of the 1st Source Capital Trust II Amended and Restated Trust Agreement between the Company and State Street Bank and Trust Company, as trustee (the "Floating Rate Trust Agreement"), to be offered in an underwritten public offering, (ii) floating rate subordinated debentures (the "Floating Rate Debentures") of the Company pursuant to the terms of an indenture from the Company to State Street Bank and Trust Company, as trustee (the "Floating Rate Indenture"), to be sold by the Company to 1st Capital II, and (iii) the Preferred Securities Guarantee Agreement of the Company with respect to the Floating Rate Preferred Securities (the "Floating Rate Guarantee") between the Company and State Street Bank and Trust Company, as trustee.


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(The Fixed Rate Preferred Securities, Debentures, Trust Agreement and
Guarantee and the Floating Rate Preferred Securities, Debentures, Trust Agreement and Guarantee are hereinafter collectively referred to as the "Preferred Securities," "Debentures," "Trust Agreements" and "Guarantees," respectively.)

     The Preferred Securities and the Debentures are to be issued as contemplated by the registration statement on Form S-3 (the "Registration Statement") to be filed by the Company and the 1st Capital to register the issuance of the Preferred Securities, the Debentures and the Guarantees under the Securities Act of 1933, as amended (the "Act").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including (i) the Registration Statement,
(ii) the Forms of the Fixed Rate Indenture and the Floating Rate Indenture attached as exhibits to the Registration Statement, (iii) the Forms of the Debentures attached as exhibits to the Registration Statement (iv) the Forms of Trust Agreements attached as exhibits to the Registration Statement, (v) the Forms of Guarantees attached as exhibits to the Registration Statement, and
(vi) the Forms of Preferred Security Certificates attached as exhibits to the Registration Statement (collectively the "Documents"). In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the Documents.

     Based upon the foregoing, and assuming (i) the final
Documents will be substantially identical to the forms attached as exhibits to the Registration Statement, and (ii) full compliance with all the terms of the final Documents, we are of the opinion that the statements contained in the preliminary prospectus constituting part of the Registration Statement under the caption "Certain Federal Income Tax Consequences," insofar as such statements constitute matters of law or legal conclusions, as qualified therein, constitute an accurate description, in general terms, of the indicated United States federal income tax consequences to such holders.

     The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, published interpretations of the Code and such Treasury regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied.
We note that there is no authority directly on point dealing with


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securities such as the Preferred Securities or of transactions of the type described herein. Further, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or the courts. We express no opinion as to any matters not specifically covered by the foregoing opinions or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts (including the taking of any action by any party to any of the transactions described in the Documents relating to such transactions) or in the Documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

     This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of the Debentures, the Guarantee or the Preferred Securities or any other party to which it is not specifically addressed or on which reliance is not expressly permitted hereby.

     We hereby consent to the filing of this opinion as Exhibit to the Registration Statement and to reference to our firm under the caption "Certain Federal Income Tax Consequences" and "Validity of Securities" in the preliminary prospectus constituting a part of the Registration Statement.

                              Very truly yours,

                              Lewis, Rice & Fingersh, L.C.